Exhibit 23(a)










                               Independent Auditor's Consent



          The Board of Directors
          Furniture Brands International, Inc.:


          We consent to incorporation by reference in the registration statement on Form S-8 of Furniture Brands International, Inc. of our report dated January 28, 1997, relating to the consolidated balance sheets of Furniture Brands International, Inc. and subsidiaries as of December 31, 1996 and 1995, and related consolidated statements of operations, shareholders' equity, and cash flows and related schedules for each of the years in the three-year period ended December 31, 1996, which report is incorporated by reference in the December 31, 1996 annual report on Form 10-K of Furniture Brands International, Inc.


                                        KPMG Peat Marwick LLP




          St. Louis, Missouri
          November 3, 1997